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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               Augustine Fund, LP
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   (Last)                           (First)             (Middle)

                           141 W. Jackson, Suite 2182
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                                    (Street)

                               Chicago, IL 60604
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                            NuWay Energy, Inc. (NWAY)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                October 10, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      -----------      Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code    V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                 10/08/02               P                14,000      A     $0.46     1,736,250      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
unless the form displays a currently valid OMB                   SEC 1474 (9-02)
control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
             2.                                                                                           ative     of
             Conver-                           5.                              7.                         Secur-    Deriv-   11.
             sion                              Number of                       Title and Amount           ities     ative    Nature
             or              3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-   of
             Exer-           Deemed   4.       Securities    Date              Securities        Price    cially    ity:     In-
             cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
             Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.           of      action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of     Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative   ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security     Secur-  Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:



/s/ John Porter                                              October 10, 2002
---------------------------------------------             ----------------------
                                                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          Additional Reporting Persons


        ------------------------------------------------------------
        Additional Reporting Person and Address:

        Each of the following additional filers is a general partner, officer or director of Augustine Fund, L.P., and may be deemed to have a pecuniary interest in the shares of Common Stock beneficially owned by Augustine Fund, L.P.
        ------------------------------------------------------------
        Augustine Capital Management, LLC
        141 W. Jackson, Suite 2182
        Chicago, IL 60604
        ------------------------------------------------------------
        John T. Porter
        141 W. Jackson, Suite 2182
        Chicago, IL 60604
        ------------------------------------------------------------
        Brian D. Porter
        141 W. Jackson, Suite 2182
        Chicago, IL 60604
        ------------------------------------------------------------
        Thomas Duszynski
        141 W. Jackson, Suite 2182
        Chicago, IL 60604
        ------------------------------------------------------------
        David M. Matteson
        141 W. Jackson, Suite 2182
        Chicago, IL 60604
        ------------------------------------------------------------


             Signatures of Additional Reporting Persons:
             Dated October 10, 2002


             AUGUSTINE CAPITAL MANAGEMENT, LLC


             /s/ John T. Porter
             John T. Porter, President of general partner


             /s/ John T. Porter
             John T. Porter


             /s/ Brian D. Porter
             Brian D. Porter


             /s/ Thomas Duszynski
             Thomas Duszynski


             /s/ David M. Matteson
             David M. Matteson





Potential persons who are to respond to the collection of               Page 2
information contained in this form are not required to respond unless the form displays a currently valid OMB Number.